EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN UPDATES CLINICAL DEVELOPMENT AND FINANCIAL GUIDANCE

Company to Present at UBS Global Life Sciences Conference on Tuesday, September 28, 2004

Denver, Colorado, September 28, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disease, today updated its clinical development and financial guidance.

ESSENTIAL I & II, the pivotal Phase III trials evaluating enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. In May, the Company announced the completion of enrollment of 1,800 patients for the two trials, with patient treatment to continue until 956 patients have had a primary endpoint event (cardiovascular hospitalization or all-cause mortality). The Company expects that the common termination date for both trials will occur by the end of this year. At that time, the mean treatment period will exceed 18 months. The Company expects to report preliminary top-line results mid-year 2005.

In January 2004, Myogen announced the initiation of patient enrollment in ARIES 1 & 2, the pivotal Phase III trials evaluating ambrisentan in pulmonary arterial hypertension. The Company reiterates its goal of completing patient enrollment in the ARIES trials by the end of the first half of 2005. The Company announced in August 2004 that it was adding additional resources to aid enrollment in the trials. Early indications suggest that the Company’s initiatives to accelerate enrollment to meet this target are having a positive effect, although several additional months will be required to draw definitive conclusions on the degree of impact. In addition, the Company expects to report preliminary results of the trials approximately six months following the completion of patient enrollment.

In July 2004, the Company announced the initiation of patient enrollment in a Phase IIb clinical trial designed to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment in the 105 patient trial is progressing in line with expectations. The Company currently expects the trial to be completed mid-year 2005.

On September 27, 2004, the Company announced that it has entered into definitive purchase agreements for a $60 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock to institutional and accredited investors. Based on current spending projections, the Company believes its cash, cash equivalents, investments and the net proceeds from this private financing will be sufficient to fund operations through the end of 2005.

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The Company also announced that J. William Freytag, President and CEO, will present a corporate overview at the UBS Global Life Sciences Conference. The presentation will take place at 4:00 p.m. (Eastern) on Tuesday, September 28, 2004. There will be a live webcast of the presentation from the conference. The webcast will be accessible through a link posted on the investor relations section of the Myogen website at http://investor.myogen.com/. The webcast will be available for replay on Myogen’s website through October 15, 2004.

Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release and the anticipated presentation contain forward-looking statements that involve significant risks and uncertainties, including those discussed in this release, those to be discussed in the presentation and others that can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2003 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen does not undertake any obligation to update any forward-looking statements contained in this document or the anticipated presentation as a result of new information, future events or otherwise. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release or the presentation. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected.

Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. Myogen is at an early stage of development and may not ever have any products that generate significant revenue. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. The Company plans on updating financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

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